Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


IMMEDIATE RELEASE
November 29, 2007

                         UNITED NATURAL FOODS ANNOUNCES
              INCREASE IN REVOLVING CREDIT FACILITY TO $400 MILLION

Dayville, Connecticut - November 29, 2007 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today announced that it has completed an amended and restated five-year $400 million revolving credit facility with a bank group that was led by Bank of America Business Capital, as the Administrative Agent, effective November 27, 2007.

The amended and restated credit facility replaces an existing $250 million revolving credit facility and extends the maturity date of the credit facility to November 27, 2012. The Company's outstanding commitments under the amended and restated credit facility as of October 27, 2007 were approximately $165 million.

Michael Funk, President and Chief Executive Officer, commented, "We are pleased to continue our long and successful relationship with Bank of America, which provides us enhanced flexibility to continue to execute plans to grow the Company, expand our distribution network and selectively pursue strategic investment opportunities."

About United Natural Foods
United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006 and 2007 as one of its "Most Admired Companies," and ranked by Business Ethics as one of its "100 Best Corporate Citizens for 2006."

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY:                     FINANCIAL RELATIONS BOARD
--------------------------------------------------------------------------------
Mark Shamber                        Joseph Calabrese
Chief Financial Officer             General Information
(860) 779-2800                      (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's annual report on Form 10-K filed with the Commission on September 26, 2007, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.